Exhibit 4(c)(1)

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, TRANSFERRED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THIS NOTE, OR (ii) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER RULE 144 OF THE SECURITIES ACT BUT ONLY IF (a) THE REGISTERED HOLDER HEREOF HAS FIRST OBTAINED THE WRITTEN OPINION OF COUNSEL TO GATEWAY ENERGY CORPORATION (THE “COMPANY”), OR OTHER COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE STATE SECURITIES LAWS.

GATEWAY ENERGY CORPORATION

CONVERTIBLE PROMISSORY NOTE

The Transferability of this Note is
Restricted as Provided in Section 7

Certain capitalized terms used in this Note are defined in Section 1.1

N-1	November 1, 2004

$115,000.00	Houston, Texas

FOR VALUE RECEIVED, GATEWAY ENERGY CORPORATION, a Delaware corporation (the “Company”), promises to pay to Josh H. Buterin or his Permitted Transferee(s) (the “Registered Holder”), the principal amount of One Hundred Fifteen Thousand Dollars and no/100 ($115,000.00), and to pay interest (computed on the basis of 360-day years, each of twelve 30-day months) on the unpaid principal amount hereof at the rate of eight percent (8%) per annum compounded annually until the earlier of (i) the conversion of the unpaid principal amount and accrued but unpaid interest on this Note into Common Stock in accordance with the provisions of Section 5(a) hereof, and (ii) repayment in full of the principal amount and accrued and unpaid interest on this Note.  Interest due shall be payable by the Company upon the Maturity Date, not upon conversion.

The Registered Holder of this Note has certain rights, including the right to convert this Note into Common Stock pursuant to the terms of this Note.

1.                                       This Note is subject to the additional terms and conditions set forth below:

1.1                                 Definitions.  The following terms, as used in this Note, shall have the meanings ascribed to them below:

“Common Stock” shall mean the Common Stock, par value $0.25 per share, of the Company.

“Conversion Price” shall mean an amount per share equal to the greater of (i) $0.25 (the “Minimum Conversion Price”), or (ii) 85% of the average of all closing prices or last sales price of the Common Stock, as reported on the principal securities exchange or quotation system thereof, for the ninety (90) days immediately prior to the conversion of this Note into Common Stock, taking into only those days on which trading occurs (for example, if trading only occurs on 50 trading days during such 90-day period, the aggregate of all closing prices on such days shall be divided by 50).

“Event of Default” shall have the meaning set forth in Section 8 hereof.

“Material Adverse Effect” shall mean any adverse effect on the business, operations, properties, prospects or financial condition of the entity or entities with respect to which such term is used and which is material to such entity and other entities controlling or controlled by such entity, taken as a whole.

“Maturity Date” shall mean March 31, 2005, unless extended with the consent of the Registered Holder to September 27, 2005.

“Permitted Transferee” shall mean any Person to whom any Registered Holder or other Permitted Transferee transfers the Note in compliance with the terms of this Note, the Securities Act and the regulations promulgated thereunder, and applicable state securities laws and regulations.

“Person” shall mean an individual, corporation, limited liability company, partnership, trust, firm, incorporated or unincorporated association, joint venture, joint stock company, government (or agency or political subdivision thereof), or other entity of any kind, and any successor (by merger or otherwise) of any such entity.

“Registered Holder” shall mean the Person to whom this Note is first issued and any Permitted Transferees hereof.

“Subscriptions” shall mean the subscriptions for Common Stock described in Section 1.3.

This Note is subject to the following terms and conditions.

1.2                                 Unsecured Obligations.  This Note and the amounts payable hereunder, including principal and accrued interest, are unsecured obligations of the Company.

1.3                                 Obligation to Fund.  The Registered Holder is not obligated to fund this Note until written commitments have been obtained from directors of the Company or their families, to subscribe for 316,667 shares of the Common Stock of the Company at a price of $.30 per share or an aggregate of $95,000.00 (the “Subscriptions”) .  Funding of this Note and funding of the Subscriptions need not be contemporaneous; the Registered Holder shall be obligated to fund this Note upon the Company obtaining the written Subscriptions.

2.                                       Covenants.  The Company covenants and agrees that, so long as this Note is outstanding and unpaid:

(a)                                  Payment of Note.  The Company will punctually pay or cause to be paid the principal and interest on this Note on the dates, at the places and in the manner specified herein.  Any sums required to be withheld from any payment of principal or interest on this Note by operation of law or pursuant to any order, judgment, execution, treaty, rule or regulation may be withheld by the Company and paid over in accordance therewith.

Nothing in this Note or in any other agreement between the Registered Holder hereof and the Company shall require the Company to pay, or such Registered Holder to accept, interest in an amount which would subject the Registered Holder to any penalty or forfeiture under applicable law.  In the event that the payment of any charges, fees or other sums due under this Note or provided for in any other agreement between the Company and the Registered Holder are or could be held to be in the nature of interest and would subject the Registered Holder to any penalty or forfeiture under applicable law, then ipso facto the obligations of the Company to make such payment to the Registered Holder shall be reduced to the highest rate authorized under applicable law and, in the event that the Registered Holder shall have ever received, collected, accepted or applied as interest any amount in excess of the maximum rate of interest permitted to be charged by applicable law, such amount which would be excess interest under applicable law shall be applied first to the reduction of principal then outstanding, and, second, if such principal amount is paid in full, the remainder, if any, shall forthwith be returned to the Company.

(b)                                 Maintenance of Corporate Existence; Merger and Consolidation.  The Company will at all times cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and all of the respective rights and franchises of the Company, and the Company shall not consolidate with or merge into any other corporation or transfer all or substantially all of its assets to any Person unless (i) the survivor of such consolidation or merger is the Company, or is a company organized in a state other than the Company’s original state of incorporation, into which the Company has merged solely to effect a change in the state of incorporation of the Company, provided that such surviving company assumes the obligations of the Company under the Note pursuant to operation of law, (ii) the company formed by such consolidation or into which the Company is merged or to which the assets of the Company are transferred is a company which expressly assumes all of the obligations of the Company under the Note, and (iii) after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.

(c)                                  Use of Proceeds. The Company will restrict the use of substantially all of the proceeds of this Note and the proceeds of the Subscriptions to meet, as needed, the monthly payments due Southwest Bank of Texas on debt (the “Madisonville Project Debt”) incurred by Gateway Pipeline Company and Gateway Processing Company, wholly owned subsidiaries of the Company, in connection with the construction of the Madisonville pipeline facilities. The Madisonville Project Debt is guaranteed by the Company and has interest and principal payments due on or about the last day of each month.  Note and Subscription proceeds may also be used by the Company (a) to fund the construction of any and all additional Madisonville pipeline facilities contemplated in Phase II of the Madisonville Project Debt, and (b) for interest payments as may come due with respect to the Subordinated Promissory Notes issued in connection with the Company’s recapitalization in 1997.

(d)                                 Separate Account.  The Company will place all proceeds received from this Note and Subscriptions into an interest-bearing account, separate and distinct from the general accounts of the Company. The Company further agrees that two (2) signatures shall be required to withdraw funds from such account. This authorization shall include one executive officer of the Company and one designated member from the Oversight Committee of the Board of Directors of the Company.

3.                                       Interest.  Interest shall be payable on the unpaid principal amount of this Note at the rates and times established in the first paragraph of the preamble of this Note.  Upon the occurrence of an Event of Default, interest on the unpaid principal amount of this Note shall increase to eight percent (8%) per annum.

4.                                       Maturity.  If this Note is not converted into Common Stock of the Company in accordance with the terms of Section 5(a) hereof, the principal amount of this Note, together with all accrued and unpaid interest thereon, shall be due and payable in cash on the Maturity Date.

5.                                       Common Stock Conversion.  The principal amount of this Note and all accrued but unpaid interest may be converted into Common Stock of the Company in an amount of shares determined by dividing the principal amount of this Note plus all accrued but unpaid interest by the Conversion Price.

(a)                                  Effect of Conversion.  Upon conversion of all of the principal amount and accrued but unpaid interest on this Note into Common Stock, the principal amount of this Note and all interest thereon shall have thereby been paid and discharged in full, this Note shall be canceled, and the Registered Holder shall have no recourse to the Company with respect thereto.

(b)                                 Method of Conversion.  Conversion shall be effected by surrendering this Note to the Company at its address set forth herein for notices or to an agent designated by the Company by notice given to the Registered Holder.  Interest on the principal amount of this Note shall cease to accrue on and after the conversion hereof on the date the notice of conversion is received by the Company.

(c)                                  Reservation of Stock.  The Company shall at all times reserve and keep available out of its authorized but unissued shares such number of shares of Common Stock necessary for the conversion of this Note, and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect for the purposes described above, then the Company shall take such corporate action as in the opinion of its counsel may be necessary to increase the number of authorized but unissued shares to the number of shares sufficient for such purpose and shall use the Company’s best efforts to obtain the requisite stockholder approval.

(d)                                 Anti-Dilution Provisions.  In the event of any change in capitalization affecting the Common Stock of the Company, such as a stock dividend, stock split or recapitalization, the Company shall make appropriate adjustments with respect to (i) the aggregate number of shares of Common Stock issuable upon conversion of this Note, (ii) the Minimum Conversion Price or the Conversion Price, or (iii) such other matters as may be appropriate in light of the circumstances.

6.                                       Restrictions Upon Transferability. Neither this Note nor the Common Stock into which it may be converted has been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered, sold, transferred, pledged, hypothecated, assigned or otherwise disposed of except (a) pursuant to an effective registration statement under the Securities Act and such State law which is current with respect to this Note or the Common Stock, or (b) pursuant to an exemption from registration under the Securities Act and such State law if the Registered Holder hereof shall have first obtained the written opinion of counsel to the Company, or other counsel reasonably acceptable to the Company, to the effect that the proposed disposition is consistent with all applicable provisions of the Securities Act and applicable State securities laws. Currently, the Company and the Registered Holder understand that after the Common Stock of the Company has been held for two (2) years, it may be resold under Rule 144.

7.                                       Prepayment Restriction. The principal amount of this Note may be prepaid, in whole or in part, at any time prior to the Maturity Date without penalty.  The conversion of the principal of and any accrued but unpaid interest on this Note into Common Stock may be elected by the Registered Holder hereof in lieu of prepayment by the Company prior to the Maturity Date.

8.                                       Events of Default.  The occurrence of each of the following shall constitute an event of default hereunder (each, an “Event of Default”):

(a)                                  Payment of Note.  The default by the Company in the payment of the principal of or interest on this Note, when and as the same becomes due and payable, whether on the Maturity Date, upon acceleration or otherwise, which default remains uncured for a period of five (5) days or longer; or

(b)                                 Performance of Covenants, Conditions or Agreements.  The default by the Company in any material respect in the performance or observance of any material covenant, condition or agreement set forth in this Note, which default continues uncured for a period of thirty (30) days or longer after the Company receives written notice from any Registered Holder indicating the particular default to have occurred; or

(c)                                  Bankruptcy, Insolvency, etc.  The Company shall file or consent by answer or otherwise to the entry of an order for relief or approving a petition for relief, reorganization or arrangement or any other petition in bankruptcy for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or shall make an assignment for the benefit of its respective creditors, or shall consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of their respective property, or shall be adjudicated a bankrupt or insolvent, or shall take corporate action for the purpose of any of the foregoing, or if a court or governmental authority of competent jurisdiction shall enter an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any substantial part of its respective property or an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law, or an order for the dissolution, winding up or liquidation of the Company, or if any such petition shall be filed against the Company and such petition shall not be dismissed within sixty (60) days.

9.                                       Remedies.  If an Event of Default other than (i) an Event of Default resulting from the Company’s failure to pay the principal of this Note or any interest thereon, when the same is due and payable in accordance with the terms hereof, or (ii) an Event of Default resulting from bankruptcy, insolvency or reorganization of the Company, occurs and is continuing, the Majority

Registered Holders may declare, by notice in writing to the Company, all unpaid principal of and accrued interest on the Note then outstanding to be due and payable immediately.  Upon the occurrence of an Event of Default resulting from the Company’s non-payment of principal of, or interest on, this Note, the Registered Holder hereof may declare all unpaid principal of and accrued interest on this Note due and payable immediately. Upon the occurrence of an Event of Default resulting from bankruptcy, insolvency or reorganization of the Company, the outstanding principal balance of this Note and accrued and unpaid interest thereon shall be due and payable immediately without the requirement of any declaration or other act on the part of the Registered Holder. Any such acceleration may be annulled and past defaults (except a default in payment of principal of or interest on the Note or resulting from the bankruptcy, insolvency or reorganization of the Company, in any event which has not theretofor been cured) may be waived by the Registered Holder.

The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

10.                                 Costs of Collection.  If the indebtedness represented by this Note or any part thereof is collected in any proceeding or if this Note is placed in the hands of attorneys for collection after the occurrence of an Event of Default, the Company shall pay, as an obligation under this Note, in addition to the obligation to pay principal and interest, all costs of collecting this Note, including reasonable attorneys’ fees.

11.                                 Waiver and Amendments.  This Note may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived only by a written instrument signed by the Company and the Registered Holder.

12.                                 Loss, Theft, Destruction or Mutilation of Note.  Upon receipt by the Company of (a) evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and (b) indemnity or security reasonably satisfactory to the Company, and upon (i) reimbursement to the Company of all reasonable expenses incidental thereto and (ii) surrender and cancellation of this Note, if mutilated, the Company will make and deliver a new Note of like tenor, in lieu of this Note.  Any replacement note made and delivered in accordance with the provisions of this Section 12 shall be dated (a) as of the date to which interest has been paid on this Note, or (b) if no such interest has theretofore been paid, then dated as of the date hereof.

13.                                 Notices.  All notices and other communications given hereunder shall be in writing and shall be deemed to be received when delivered personally or sent by facsimile with written confirmation of complete transmission, one day after being sent by overnight courier service or express mail requiring signed acknowledgment of delivery, or five (5) business days after mailing by registered or certified mail, return receipt requested with all postage and certified or registration fees prepaid, in each case if addressed to the party for whom intended at the address for such party set forth below or to such other address as such party may designate by notice given in accordance with the provisions of this Section 13:

(a)                                  If to the Company:

Gateway Energy Corporation

One Allen Center

500 Dallas Street, Suite 2615

Houston, Texas 77002

Attention: President

with a copy to:

Shook, Hardy & Bacon, L.L.P.

2555 Grand Blvd.

Kansas City, Missouri 64108

Attn: Craig L. Evans

(b)                                 if to the Registered Holder, to the address of such Registered Holder as shown on the books of the Company.

14.                                 Governing Law.  This Note has been prepared and delivered in the State of Missouri and shall be governed by and construed in accordance with the laws of such State without giving effect to the principles thereof relating to the conflict of laws.

15.                                 Successors and Assigns. All the covenants, stipulations, promises and agreements by or on behalf of the Company contained in this Note shall be binding upon the Company’s successors and assigns, whether or not so expressed.

16.                                 Severability.  If any provision of this Note is found by a court of competent jurisdiction to be invalid, illegal or unenforceable, all other provisions of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstances, such provision shall nevertheless remain applicable to all other Persons and circumstances.

17.                                 Headings.  The headings in this Note are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Note.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its corporate name by a duly authorized officer and to be dated as of the date first above written.

GATEWAY ENERGY CORPORATION

By:	/s/ John A. Raasch

John A. Raasch
(Name)

President
(Title)